EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”), is made as of this 5th day of June, 2012, by and between LIFECARE MANAGEMENT SERVICES, L.L.C., a Louisiana limited liability company (“LifeCare” or “Company”), and Stuart Archer (“Employee”). LifeCare and Employee are collectively referred to in this Agreement as the “Parties.”

RECITALS:

LifeCare desires to employ Employee as the Chief Operating Officer for LifeCare Management Services, LLC, and the Parties desire to set forth the terms and conditions of Employee’s employment with LifeCare. This Agreement is intended to supersede any prior understanding, offer letter or agreement, whether written or oral, concerning Employee’s employment with LifeCare, LifeCare Holdings, Inc. (“Parent”), or any of their respective subsidiaries or affiliates.

AGREEMENT:

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. LifeCare hereby employs Employee to devote his personal services to the business and affairs of LifeCare, and Employee hereby accepts such employment, on the terms and conditions stated in this Agreement.

1.1. Duties. Employee’s title and position shall be Chief Operating Officer. Employee’s duties will be those customarily performed by persons acting in that capacity, and those that may be designated by the CEO or the Board of Directors of LifeCare Holdings, Inc. (the “Board”)

1.2. Full-Time Employee. Employee shall devote his full time (except for reasonable vacation time and absence for any disability), attention, and best efforts to the performance of his duties described in Section 1.1. Employee may, however, engage in civic, charitable, and professional or trade activities so long as those activities do not interfere with the performance of his duties under this Agreement.

2. TERM. The term of Employee’s employment under this Agreement (the “Term”) shall be as follows:

2.1. Initial Term. The initial term shall commence on the date of this Agreement and end at 11:59:59 p.m., Central Time, on the day preceding the first anniversary of the date of this Agreement unless (i) terminated earlier pursuant to Section 5.1 or (ii) extended pursuant to Section 2.2.

2.2. Extended Term. Upon the expiration of the initial term described in Section 2.1, or of any subsequent extended term described in this Section 2.2, the one-year term shall be extended, without the need for any action by either Party, for an additional consecutive year, unless either Party gives notice to the other, at least 90 days before the expiration date, that the notifying Party does not wish to extend the term. If such a notice is timely given, the Term will expire at the end of the initial term or renewal term in effect at the time of that notice.

3. COMPENSATION. As compensation for the services rendered by Employee under this Agreement, LifeCare shall, during the Term, pay or provide Employee during the Term the following:

3.1. Base Salary. LifeCare shall pay Employee during the Term a Base Salary equal to $350,000 per annum, payable in arrears, in accordance with LifeCare’s regular and routine payroll dates, or at such intervals as may otherwise be agreed upon by the Parties, and in accordance with any other payroll procedures of LifeCare. Base Salary shall be prorated (on a daily basis) in accordance with applicable federal and state law for any partial payroll period of employment under this Agreement. The amount of base salary may be increased from time to time at the sole discretion of the Board.

3.2. Annual Bonus Compensation. During each fiscal year completed during the Term, Employee shall be eligible to receive additional cash compensation as a bonus, incentive or other similar payment in accordance with LifeCare’s management incentive plan. The target amount of the Annual Bonus is 60% of Base Salary, with the potential to earn up to 100% of Employee’s Base Salary. The additional cash compensation, however, is not guaranteed and is dependent upon both (i) achieving predefined goals for the fiscal year as determined by and in the sole discretion of the Board and (ii) the discretion of the Board in awarding the bonus, regardless of whether the predefined goals were achieved. The amount or amounts of cash compensation which Employee potentially may earn by that participation will be determined by the Board (or a committee or other persons appointed by the Board to administer that plan).

Sign On Bonus. LifeCare will pay a $100,000 sign-on bonus to Employee on the later of July 1, 2012, or the date that Employee completes ten days of employment under this Agreement.

3.3. Savings, Retirement and Equity Plans. Employee shall be eligible to participate in any executive savings, deferred compensation, retirement or pension, equity, or death benefit plan adopted by LifeCare for its executives having positions similar to Employee’s position and in effect during the Term.

3.4. Welfare Benefit Plans. Employee shall be eligible to participate in any life insurance, medical, dental, and hospitalization insurance, disability insurance benefit, or other similar employee welfare benefit plan or program adopted by LifeCare covering its employees generally or its executives having positions similar to Employee’s position and in effect during the Term.

3.5. Paid Time Off. Employee shall be entitled to paid vacation or time off (“EPTO”) per fiscal year of LifeCare, in accordance with LifeCare’s EPTO policies, practices, and procedures. Such EPTO shall, however, be prorated in any fiscal year during which

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Employee is employed under this Agreement for less than the entire fiscal year, in accordance with the number of days in that fiscal year during which Employee is so employed.

3.6. Tax Withholding. LifeCare may deduct from any compensation or other amount payable to Employee under this Agreement (including under Section 5) social security (FICA) taxes and all federal, state, municipal, and other taxes or governmental charges as may, in LifeCare’s judgment, be required.

3.7. Participation in Compensation and Benefit Plans. Employee’s participation during the Term in any or all of the plans or programs adopted by LifeCare described in Sections 3.2 through 3.5 (“Compensation and Benefit Plans”) will be subject to the terms and conditions of those Compensation and Benefit Plans as they now exist or may hereafter be adopted, amended, restated, or discontinued by LifeCare, including the satisfaction of all applicable eligibility requirements and vesting provisions of those Compensation and Benefit Plans. LifeCare shall have no obligation under this Agreement to continue any or all of the Compensation and Benefit Plans that now exist or are hereafter adopted. To the extent that Employee is eligible to participate in any Compensation and Benefit Plan existing on the date of this Agreement for which a plan description or plan materials are available, LifeCare has provided to Employee, and Employee hereby acknowledges receipt of, a copy of the correct and complete written plan description or plan materials distributed to participants or prospective participants.

3.8. Cellphone. LifeCare will provide a cellphone for Employee’s business use during Employee’s employment under this Agreement.

4. EXPENSE REIMBURSEMENT. During the Term, Employee may incur, and shall be reimbursed by LifeCare for, reasonable, ordinary and necessary, and documented business expenses to the extent that Employee complies with, and reimbursement is permitted by, LifeCare’s policies, practices, and procedures. Any such reimbursement that would constitute nonqualified deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred.

5. EXPIRATION OR TERMINATION. The Parties’ respective rights and obligations upon termination of employment are, as follows:

5.1. Expiration or Termination Generally. Upon the expiration of the Term, or if Employee’s employment under this Agreement terminates for any reason, LifeCare shall pay or provide Employee the following:

5.1.1. Any Base Salary earned by, but not yet paid to, Employee through the effective date of termination of employment (the “Termination Date”);

5.1.2. All benefits, or (at LifeCare’s option) the cash equivalent of all benefits, that have been earned by or vested in, and are payable to, Employee under, and subject to the terms (including all eligibility requirements) of, the Compensation and Benefit Plans in which Employee participated through the Termination Date;

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5.1.3. All reimbursable expenses due, but not yet paid, to Employee as of the Termination Date under Section 4; and

The amount of Base Salary due under Section 5.1.1 shall be paid no later than the thirty (30) business days after the Termination Date or as otherwise required by law; the amounts or benefits due under Section 5.1.2 shall be paid or provided in accordance with the terms of the Compensation and Benefit Plans under which such amounts or benefits are due to Employee; and the amounts due under Section 5.1.3 shall be paid in accordance with the terms of LifeCare’s policies, practices, and procedures regarding reimbursable expenses. Except as expressly provided below in this Section 5, upon paying or providing Employee the preceding amounts or benefits, LifeCare shall have no further obligation or liability under this Agreement for Base Salary or any other cash compensation or for any benefits under any of the Compensation and Benefit Plans.

In this Agreement, the “Termination Date” shall be (i) the date of expiration of the Term, (ii) the date of Employee’s death, (iii) the third business day after the date on which LifeCare gives notice of termination because of Disability, or (iv) the date of termination specified in any other notice of termination, whether for Cause (as defined below), Good Reason (as defined below), or without Cause, or if not specified in the notice of termination, the date that notice of termination is given.

In this Agreement, “Disability” means Employee’s permanent and total disability, which shall be deemed to exist if he is unable reasonably to perform his duties under this Agreement because of any medically determinable physical or mental impairment which can be expected to result in imminent death or which has lasted or can be expected to last for at least 90 consecutive days. Any disability shall be determined in good faith by the Board or an authorized committee or representative thereof (“Representative”), in its sole and absolute discretion, upon receipt of competent medical advice from a qualified physician selected by or acceptable to the Board or its Representative. Employee shall, if there is any question about his Disability, submit to a physical examination by a qualified physician selected by the Board or its Representative and with respect to whom Employee has no reasonable material objection.

In this Agreement, “Cause” means any of the following: (i) Employee’s failure to substantially perform his duties under this Agreement, other than any such failure resulting from his Disability; (ii) Employee’s engaging in any action which, or omitting to engage in any action the omission of which, has been, is, or can reasonably expected to be substantially injurious (monetarily or otherwise) to LifeCare or its business or reputation; (iii) Employee’s performance of any act or omission constituting dishonesty that results, directly or indirectly, in gain or enrichment of Employee or his family or affiliates at the expense of LifeCare; or (iv) any breach by Employee of any obligation under any of Sections 6, 7, 8, and 9. Whether an event or circumstance constituting Cause exists will be determined in good faith by the Board or its Representative. The parties agree that any claims made or lawsuits filed by LHC Group, Inc. or any of its affiliated companies against Employee or LifeCare arising out of Employee’s non-compete obligations to LHC Group, Inc. shall not constitute Cause under this Agreement.

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In this Agreement, “Good Reason” shall mean: (i) material diminution, without his consent (not to be unreasonably withheld), in the nature or scope of the Employee’s responsibilities, duties or authority attendant to the Employee’s position; provided, however, that the Company’s failure to continue the Employee’s appointment or election as a director or officer of any of its subsidiaries, a change in reporting relationships resulting from a Change of Control, any diminution of the business of the Company or any of its subsidiaries, any sale or transfer of equity, property or other assets of the Company or any of its subsidiaries, or, during the first twelve months following a Change of Control any diminution in Employee’s title or duties, including but not limited to a change in reporting relationships, shall not constitute “Good Reason”; (ii) material failure of the Company to provide the Employee the Base Salary in accordance with the terms of Section 3.1 hereof, excluding an inadvertent failure which is cured within fifteen business days following notice from the Employee specifying in detail the nature of such failure; or (iii) material breach of this Agreement by LifeCare; provided, however, that Employee shall be required to provide written notice to LifeCare of any material breach, and “Good Reason” shall only exist if LifeCare does not cure such material breach within 30 days following receipt of written notice from Employee.

In this Agreement, “Change of Control” shall mean:

(i) the sale, lease or transfer (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its direct and indirect subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders;

(ii) the Board’s adoption of a plan relating to the liquidation or dissolution of the Company;

(iii) the acquisition by (x) any Person (other than one or more Permitted Holders and other than in connection with the initial public offering of the Company’s Common Stock) or (y) any Persons (other than one or more Permitted Holders and other than in connection with the initial public offering of the Company’s Common Stock) that together (A) are a group (within the meaning of Section 13(d)(3), Section 14(d)(2) of the Exchange Act, or any successor provision) or (B) are acting, for purposes of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) of the Exchange Act, or any successor provision), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% or more of the total voting power of the Common Stock of the Company (or the surviving company of such merger, consolidation or other business combination transaction, as applicable); or

(iv) the first day on which a majority of the members of the Board (or the board of directors of the surviving company in any merger, consolidation or other business combination transaction) cease to be Continuing Directors.

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In this Agreement, “Permitted Holders” means, directly or indirectly, (i) TC Group, L.L.C., Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. and their affiliates and successor companies and (ii) any members of the management of the Company on the Effective Date and their respective affiliates.

In this Agreement, “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its affiliates.

In this Agreement, “Continuing Director” means, as of any date of determination, any member of the Board who (1) was a member of the Board on the first day of Employee’s employment hereunder; (2) was nominated for election or elected to such Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election; or (3) was designated or appointed by TC Group, L.L.C., Carlyle Partners IV, L.P. and CP IV Coinvestment, L.P. (which operate under the trade name “The Carlyle Group”) or any of their affiliates or successor companies.

5.2. Termination Without Cause, Upon Death or Disability, or Upon Expiration of the Term Resulting from Nonrenewal by LifeCare. If (i) Employee’s employment is terminated by his death; by LifeCare because of his Disability; or by LifeCare without Cause or (ii) the Term of this Agreement expires pursuant to a notice sent from LifeCare to Employee indicating that LifeCare does not wish the Term of this Agreement to be extended, then Employee (or his legal representative, estate or heirs) shall be entitled to receive from LifeCare, as liquidated damages, the following: until the conclusion of the period of twelve (12) months following the date of termination (the “Severance Pay Period”), the Company shall pay the Employee the Base Salary at the rate in effect on the date of termination and, subject to any employee contribution applicable to the Employee on the date of termination, shall continue to contribute to the premium cost of the Employee’s participation in the Company’s group medical and dental plans, provided that the Employee is entitled to continue such participation under applicable law and plan terms. In addition, the Company shall pay the Employee a bonus (the “Termination Bonus”) equal to the lesser of (i) 60% of the Employee’s Base Salary in effect on the date of termination, or (ii) the Annual Bonus paid to the Employee in respect of the immediately preceding fiscal year (or if no such Annual Bonus was paid to the Employee in respect of the preceding fiscal year, $0). The Termination Bonus shall be payable at the time during the Severance Pay Period that annual bonuses are paid to Company executives generally under its incentive plan, provided, however, that no Termination Bonus payment shall be made until the later of the effective date of the Employee Release of Claims or the date the Employee Release of Claims, signed by the Employee, is received by the Chairman of the Board. The Base Salary payment to which the Employee is entitled hereunder shall be payable in accordance with the normal payroll practices of the Company and will begin at the Company’s next regular payroll period which is at least five business days following the later of the effective date of the Employee Release of Claims or the date the Employee Release of Claims, signed by the Employee, is received by the Chairman of the Board, but shall be retroactive to the next business day following the date of termination. In the event of termination hereunder, payment by the Company of any amounts that may be due the Employee under this

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Section 5.2 shall constitute the entire obligation of the Company to the Employee and, any obligation of the Company to the Employee hereunder is conditioned upon the Employee signing a timely and effective Employee Release of Claims following termination of the Employee’s employment hereunder and by the deadline specified therein and returning it to the Company within thirty (30) calendar days of the date of termination of employment.

5.3. Termination by the Employee for Good Reason. The Employee may terminate his employment hereunder for Good Reason if (1) the Employee provides written notice to the Company setting forth in reasonable detail the condition giving rise to the Good Reason not later than 60 days following the date on which the Employee first obtains knowledge of the occurrence of the condition, (2) the Company fails to remedy such condition within 30 days (or fifteen business days in the case of an inadvertent failure to pay Base Salary) of receipt of such written notice, and (3) such termination of employment by the Employee for Good Reason occurs within 30 days of the expiration of the 30 day period referred to in clause (2) above. In the event of termination in accordance with this Section 5.3, then the Employee will be entitled to the same pay and benefits he would have been entitled to receive had the Employee been terminated by the Company other than for Cause in accordance with Section 5.2 above; provided that the Employee satisfies all conditions to such entitlement, including without limitation signing and return of a timely and effective Employee Release of Claims following termination of the Employee’s employment hereunder and by the deadline specified therein and returning it to the Company within thirty (30) calendar days of the date of termination of employment.

5.4. Termination following a Change of Control. If a Change of Control occurs hereafter and, within twelve months following such Change of Control, the Company terminates the Employee’s employment other than for Cause or the Employee terminates his employment for Good Reason, then, in lieu of any payments to or on behalf of the Employee under Section 5.2 or Section 5.3 hereof, and provided that the Employee signs a timely and effective Employee Release of Claims following termination of employment, within ten business days following the later of the effective date of the Employee Release of Claims or the date the Employee Release of Claims, signed by the Employee, is received by the Chairman of the Board, the Company shall pay: (A) the Base Salary earned but not paid through the date of termination; (B) any bonus compensation awarded for the fiscal year preceding that in which termination occurs, but unpaid as of the date of termination, (C) a lump sum payment to the Employee equal to the current annual Base Salary, (D) a lump sum payment to the Employee equal to the Termination Bonus, and (E) the full cost of the Employee’s continued participation in the Company’s group health and dental insurance plans for so long as Employee remains entitled to continue such participation under applicable law, to a maximum of twelve (12) months. In addition, to the extent that Employee has been granted any options to purchase LifeCare’s common stock, the Board shall cause the unvested portion of such options to immediately vest on the date the Employee’s employment terminates, and the Employee may exercise the options as of the date immediately following the later of (i) the effective date of the Employee Release of Claims or (ii) the date that the Chairman of the Board receives the Employee Release of Claims, signed by the Employee. In the

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event of termination hereunder, payment by the Company of any amounts that may be due the Employee under this Section shall constitute the entire obligation of the Company to the Employee and, any obligation of the Company to the Employee hereunder is conditioned upon the Employee signing a timely and effective Employee Release of Claims.

5.5. Termination by the Company for Cause / by the Employee for other than Good Reason. The Company may terminate the Employee’s employment hereunder for Cause at any time by providing written notice to the Employee, setting forth in reasonable detail the nature of such Cause. Effective as of the date of such termination for Cause, or if Employee terminates this Agreement for other than Good Reason (as defined above), the date of such termination by Employee, the Company shall have no further obligation to Employee, other than to pay Base Salary up to the termination date, and to reimburse Employee for appropriate business expenses incurred while employed. For the avoidance of doubt, in the event Employee is terminated for Cause, or the Employee terminates this Agreement for other than Good Reason, he shall not be entitled to any of the following: Severance Payments, payment of health or dental benefit costs, accelerated vesting of options, and payment of any portion of an Annual or Termination Bonus.

5.6. Conditions to Post-Termination Payments and Benefits. Except as provided below, none of the Severance Payments, Annual or Termination Bonus payments, payment of health benefit costs or other post-termination benefits described in Sections 5.2, 5.3 and 5.4 above will be subject to elimination or pay-back by Employee as the result of future compensation earned or received by Employee (including by self-employment), and Employee shall have no duty to mitigate his damages. The Severance Payments, Annual or Termination Bonus payments, payment of health benefit costs and other post-termination benefits described in Sections 5.2, 5.3 and 5.4 above shall, however, be fully conditioned upon:

5.6.1. LifeCare’s receipt of a timely and effective Release of Claims executed and performed by Employee (or his legal representative, estate or heirs) in a form similar to Exhibit A to this Agreement (the “Release of Claims Agreement”) following termination of employment hereunder and by the deadline specified therein, and returning it to LifeCare within thirty (30) calendar days of the date of termination of employment; and

5.6.2. The compliance by Employee (or his legal representative, estate, or heirs) with Sections 6, 7, 8, and 9 of this Agreement after the Termination Date as specified in those Sections, as well as with the Release of Claims Agreement. For purposes of Sections 6, 7, 8 and 9, the term “LifeCare” shall be deemed to include LifeCare Management Services, LLC, LifeCare Holdings, Inc., and any of their respective subsidiaries or affiliates. To the extent that there is or has been any violation of any of Sections 6, 7, 8, and 9 of this Agreement or any violation of the Release of Claims agreement, LifeCare shall be entitled to discontinue Severance Payments, Annual and Termination Bonus payments, payment of health benefit costs, and any other post-termination benefit. Further, in the event of a violation of the aforementioned Sections 6, 7, 8 or 9, Employee shall be

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required, within 30 calendar days of receiving written notice from LifeCare, to fully reimburse LifeCare for post-termination expenditures made in connection with Employee’s termination, to include any Severance Payments, any Annual and Termination Bonus paid, any payment of health benefit costs, and any other post-termination benefits.

5.7. (a) The compensation, benefits, and other payment described in this Agreement are intended to comply with the requirements of Code Section 409A and the treasury regulations and other guidance issued thereunder, as in effect from time to time, to the extent they are subject to Code Section 409A, or to be exempt from such requirements, regulations and guidance (where an exemption is available), and shall be construed accordingly. For purposes of Code Section 409A, all references herein to termination of employment or similar terms, when used in a context that bears upon the payment or timing of payment of any amounts or benefits that constitute or could constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, shall be construed to require a “separation from service” (as that term is defined in Treasury Regulation Section 1.409A-1(h), from LifeCare and from all other corporations and trades or businesses, if any, that would be treated as a single “service recipient” with LifeCare under Treasury Regulation Section 1.409A-1(h)(3). LifeCare may, but need not, elect in writing, subject to the applicable limitations under Code Section 409A, any of the special elective rules prescribed in Treasury Regulation Section 1.409A-1(h) for purposes of determining whether a “separation of service” has occurred. Any such written election shall be deemed part of this Agreement. In addition, each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event may Employee, directly or indirectly, designate the calendar year of payment.

(b) Notwithstanding any provision of this Agreement to the contrary, if, at the time of the Employee’s termination of employment with LifeCare the Employee is a “specified employee” (as hereinafter defined), any and all amounts payable in connection with such separation from service that constitute “nonqualified deferred compensation” subject to Code Section 409A, as determined by LifeCare in its sole discretion, and that would (but for this sentence) be payable within six months following such separation from service, shall instead be paid a lump sum on the first payroll date after the date that follows the Employee’s separation from service by six (6) months, or, if the Employee dies before such payment, within sixty (60) days after Employee’s death. For purposes of this Section, “specified employee” means an individual determined by LifeCare to be a specified employee as defined in subsection (a)(2)(B)(i) of Code Section 409A. LifeCare may, but need not elect in writing, subject to the applicable limitations under Code Section 409A, any of the special elective rules prescribed in Treasury Regulation Section 1.409A-1(i) for purposes of determining “specified employee” status. Any such written election shall be deemed part of this Agreement.

6. CONFIDENTIAL INFORMATION. LifeCare shall provide to Employee, during the Term, access to various trade secrets, confidential information, and proprietary information of LifeCare (which, in this Section 6 as well as in Sections 7, 8, and 9, shall include LifeCare’s subsidiaries

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and affiliates) which are valuable and unique to LifeCare (“Confidential Information”). Employee shall not, either while in the employ of LifeCare or at any time thereafter, (i) use any of the Confidential Information, or (ii) disclose any of the Confidential Information to any person not an employee of LifeCare or not engaged to render services to LifeCare, except (in either case) to perform his duties under this Agreement or otherwise with LifeCare’s prior written consent. Nothing in this Section 6 shall preclude Employee from the use or disclosure of information generally known to the public or not considered confidential by LifeCare or from any disclosure to the extent required by law or court order (though Employee must give LifeCare prior notice of any such required disclosure and must cooperate with any reasonable requests of LifeCare to obtain a protective order regarding, or to narrow the scope of, the Confidential Information required to be disclosed). All files, records, documents, information, data, and similar items relating to the business or affairs of LifeCare, whether prepared by Employee or otherwise coming into his possession, shall remain the exclusive property of LifeCare and shall not be removed from the premises from LifeCare, except in the ordinary course of business as part of Employee’s performance of his duties under this Agreement, and (in any event) shall be promptly returned or delivered to LifeCare (without Employee’s retaining any copies) upon the expiration of the Term or termination of employment under this Agreement.

7. NONCOMPETITION. Employee acknowledges that, in addition to his access to and possession of Confidential Information, during the Term he will acquire valuable experience and special training regarding LifeCare’s business and that the knowledge, experience, and training he will acquire would enable him to injure LifeCare if he were to engage in any business that is competitive with the business of LifeCare. LifeCare agrees, in consideration of the Employee’s acceptance of the restrictions set forth in this Agreement, to grant the Employee access to trade secret and other Confidential Information of LifeCare and to LifeCare’s valuable business relations and goodwill. Therefore, Employee shall not, at any time during the Term and for the twelve (12) consecutive months immediately after the Termination Date, directly or indirectly (as an employee, employer, consultant, agent, principal, partner, shareholder, officer, director, or manager or in any other individual or representative capacity), engage, invest, or participate in (i) any long-term acute care hospital business that is in direct competition with the business of LifeCare within a thirty (30) mile radius of any long-term acute care hospital facility operated by LifeCare or its affiliates, subsidiaries or operating entities, or (ii) within 30 miles of any other healthcare business operated by LifeCare at the time of Employee’s Termination Date. (Employee shall not be prohibited, however, from owning, as a passive investor, less than five percent of the publicly traded stock of any corporation engaged in a business competitive with that of LifeCare.) Employee represents that the enforcement of the restriction in this Section 7 would not be unduly burdensome to Employee and that, in order to induce LifeCare to enter into this Agreement (which contains various benefits to Employee and obligations of LifeCare with respect to Employee’s employment), Employee is willing and able to compete after the Termination Date in other geographical areas not prohibited by this Section 7. The Parties agree that the restrictions in this Section 7 regarding scope of activity, duration, and geographic area are reasonable; however, if any court should determine that any of those restrictions is unenforceable, that restriction shall not thereby be terminated, but shall be deemed amended to the extent required to render it enforceable.

8. NONSOLICITATION. Employee shall not, at any time within the twelve (12) consecutive months immediately after the Termination Date, either directly or indirectly:

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8.1. Disclose Contact Information. Make known to any person the names and addresses, or other contact information, of any of the customers, suppliers, or other persons having significant business relationships with LifeCare within the health care industry, so that such person could affect, or attempt to affect, any of those relationships to the detriment of LifeCare; or

8.2. Solicit Employees. Directly or indirectly solicit, recruit, or hire, or attempt to solicit, recruit, or hire, any individual who was an employee or consultant of LifeCare during the last six (6) months of Employee’s employment, or in any other manner attempt to induce any individual who was an employee or consultant of LifeCare during the last six (6) months of Employee’s employment to leave the employ of LifeCare or cease his or her consulting or similar business relationship with LifeCare.

9. DEVELOPMENTS. Employee shall promptly disclose to LifeCare all inventions, discoveries, improvements, processes, formulas, ideas, know-how, methods, research, compositions, and other developments, whether or not patentable or copyrightable, that Employee, by himself or in conjunction with any other person, conceives, makes, develops, or acquires during the Term which (i) are or relate to the properties, assets, or existing or contemplated business or research activities of LifeCare, (ii) are suggested by, arise out of, or result from, directly or indirectly, Employee’s association with LifeCare, or (iii) arise out of or result from, directly or indirectly, the use of LifeCare’s time, labor, materials, facilities, or other resources (“Developments”).

Employee hereby assigns, transfers, and conveys to LifeCare, and hereby agrees to assign, transfer, and convey to LifeCare during or after the Term, all of his right and title to and interest in all Developments. Employee shall, from time to time upon the request of LifeCare during or after the Term, execute and deliver any and all instruments and documents and take any and all other actions which, in the judgment of LifeCare or its counsel, are or may be necessary or desirable to document any such assignment, transfer, and conveyance to LifeCare or to enable LifeCare to file and process applications for, and to acquire, maintain, and enforce, any and all patents, trademarks, registrations, or copyrights with respect to any of the Developments, or to obtain any extension, validation, re-issue, continuance, or renewal of any such patent, trademark, registration, or copyright. LifeCare will be responsible for the preparation of any such instrument or document and for the implementation of any such proceedings and will reimburse Employee for all reasonable expenses incurred by him in complying with this Section 9.

10. CERTAIN REMEDIES. Any breach or violation by Employee of any of Sections 6, 7, 8, and 9 shall entitle LifeCare, as a matter of right, to an injunction issued by any court of competent jurisdiction, restraining any further or continued breach or violation, or to specific performance requiring the compliance with Employee’s covenants. This right to an injunction or other equitable relief shall be in addition to, and not in lieu of, any other remedies to which LifeCare may be entitled. The existence of any claim or cause of action of Employee against LifeCare, or any subsidiary or affiliate of LifeCare, whether based on this Agreement or otherwise, shall not constitute a defense to the enforcement by LifeCare of Employee’s covenants in any of Sections 6, 7, 8, and 9. The covenants in Sections 6, 7, 8, and 9 and in this Section 10 shall survive the expiration or termination of Employee’s employment under this Agreement.

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11. AMENDMENT. This Agreement may be amended only by an instrument in writing signed by both parties. Such signed instruments shall state the effective date of the amendment.

12. BINDING AGREEMENT; SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, and shall inure to the benefit of, LifeCare and Employee and their respective legal representatives, heirs, executors, administrators, and successors and assigns (as permitted by this Section 12), including any successor to LifeCare by merger, consolidation, or reorganization and any other person that acquires all or substantially all of the business and assets of LifeCare. LifeCare shall have the right, without the need for any consent from Employee, to assign its rights, benefits, remedies, and obligations under this Agreement to one or more other persons. The rights, benefits, remedies, and obligations of Employee under this Agreement are personal to Employee, however, and may not be assigned or delegated by him; except that this shall not preclude (i) Employee from designating one or more beneficiaries to receive any amount or benefit that may be paid or provided after Employee’s death or (ii) the legal representative of Employee’s estate from assigning any right or benefit under this Agreement to the person or persons entitled thereto under Employee’s will or the laws of intestacy applicable to Employee’s estate, as the case may be.

13. CERTAIN DEFINED TERMS. In this Agreement, (i) “include” and “including” do not signify any limitation, (ii) an “affiliate” means any other person or entity directly or indirectly controlling, controlled by, or under common control with that person, and (iii) “business day” means any Monday through Friday, other than any such weekday on which the executive offices of LifeCare are closed.

14. CODE OF CONDUCT. Employee shall adhere to, and conduct all of its activities pursuant to this Agreement in accordance with, LifeCare’s Code of Conduct (a copy of which has been provided to, and reviewed by, Employee), which is a part of LifeCare’s Corporate Compliance Program. Employee agrees that all information related to LifeCare’s Corporate Compliance Program constitutes confidential information and Employee shall protect, to the extent permitted by law, the confidential nature of such information.

15. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16. ENTIRE AGREEMENT. This Agreement (together with any exhibits attached hereto) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, offer letters, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein. No changes in or additions to this Agreement shall be recognized unless incorporated herein by amendment, as provided herein, such amendment(s) to become effective on the date stipulated in such amendment(s).

17. FORCE MAJEURE. Neither party shall be liable or be deemed in breach of this Agreement for any failure or delay of performance which results, directly or indirectly, from acts of God, civil or military authority, public disturbance, accidents, fires, or any other cause beyond the reasonable control of either party.

EMPLOYMENT AGREEMENT	PAGE 48

18. GOVERNING LAW; VENUE; CONSENT TO JURISDICTION. This Agreement, and the rights, remedies, obligations, and duties of the parties under this Agreement, shall be governed by, construed in accordance with and enforced under the laws of the State of Texas, without giving effect to the principles of conflict of laws of such state. Venue for such action shall be proper in Collin County. The parties irrevocably (i) submit to the foregoing exclusive jurisdiction, (ii) agree that all claims in respect of such action or proceeding may be heard and determined in such courts, (iii) waive, to the fullest extent they may effectively do so, the defense of an inconvenient or inappropriate forum to the maintenance of such action or proceeding, and (iv) waive any defense based on lack of personal jurisdiction of any such purpose.

19. HEADINGS. The headings of this Agreement are inserted for convenience only and are not to be considered in the interpretation of this Agreement. They shall not in any way limit the scope or modify the substance or context of any Sections of this Agreement.

20. NON-DISCRIMINATION. LifeCare is an Equal Opportunity Employer. LifeCare abides by all federal and state regulations relating to discrimination in hiring, promotion and termination. All applicants will be considered for possible employment regardless of race, color, creed or national origin. Promotions will be granted based only upon the merit of the employee. No employee may be dismissed because of race, color, creed, age or discriminatory reason.

21. NO RULE OF CONSTRUCTION. The parties acknowledge that this Agreement was initially prepared by LifeCare solely as a convenience and that all parties and their counsel hereto have read and fully negotiated all the language used in this Agreement. The parties acknowledge that because all parties had an opportunity for their counsel to participate in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement that construes ambiguous or unclear language in favor of or against any party.

22. NOTICES. Any notice, consent, or other communication to be given under this Agreement by any party to any other party shall be in writing and shall be either (i) personally delivered, (ii) mailed by registered or certified mail, postage prepaid with return receipt requested, or (iii) delivered by overnight express delivery service or same-day local courier service or at such other address as may be designated by the parties from time to time in accordance with this Section 22. Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given three (3) business days after mailing.

If to Employee:	Stuart Archer

If to LifeCare:	LifeCare Management Services, L.L.C.
5560 Tennyson Parkway
Plano, Texas 75024
Attention: CEO
Telecopy: 469-241-2199

EMPLOYMENT AGREEMENT	PAGE 49

23. NUMBER AND GENDER. When required by the context, each number, singular and plural, shall include all numbers, and each gender shall include the feminine, masculine and neuter.

24. SEVERABILITY. If any provision of this Agreement is found to be invalid or unenforceable for any reason, then (i) that provision shall be severed from this Agreement, (ii) this Agreement shall be construed and enforced as if that invalid or unenforceable provision never constituted a part of this Agreement, and (iii) the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by applicable law. Further, in lieu of that invalid or unenforceable provision, there shall be added to this Agreement a provision as similar in its terms to that invalid or unenforceable provision as may be possible and be valid and enforceable.

25. SURVIVAL OF OBLIGATIONS. Termination of this Agreement shall not relieve either party from fulfilling any obligation that, at the time of termination, has already accrued to the other party or which thereafter may accrue with respect to any act or omission that occurred prior to such termination.

26. WAIVER. No delay or omission by either party to this Agreement in the exercise or enforcement of any of its powers or rights hereunder shall constitute a waiver of such power or right. A waiver by either party of any provision of this Agreement must be in writing and signed by such party, and shall not imply subsequent waiver of that or any other provision.

27. INDEPENDENT REPRESENTATION. Employee has consulted with his or her own independent counsel regarding this Agreement and the transactions contemplated herein to the extent desired by Employee.

28. RELOCATION. Employee will relocate to the Plano/Dallas area within 60 days from the date he begins work for LifeCare under this Agreement. LifeCare will provide Employee with a relocation package that includes the following: payment of closing costs on the sale and purchase of Employee’s homes, reimbursement for expenses related to reasonable house hunting trips, reimbursement for temporary housing and commuting costs for a period not to exceed one year, and reimbursement for the move of household goods. Additionally the company will “gross-up” executive’s compensation for any tax consequences associated with the cost of relocating to the Plano/Dallas area.

EMPLOYMENT AGREEMENT	PAGE 50

In Witness Whereof, the parties hereto have executed this Agreement effective as of the date set forth above.

LIFECARE: LIFECARE MANAGEMENT SERVICES, L.L.C., a Louisiana limited liability company

By:	/s/ Phillip B. Douglas
Title: Chief Executive Officer
Printed Name: Phillip B. Douglas

Employee:

/s/ Stuart L. Archer
Stuart Archer

EMPLOYMENT AGREEMENT	PAGE 51

EXHIBIT A

EMPLOYEE RELEASE OF CLAIMS

FOR AND IN CONSIDERATION OF the benefits to be provided me in connection with the termination of my employment, as set forth in the employment agreement between me,             , and LifeCare Management Services, L.L.C. dated as of             (the “Agreement”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, I, on my own behalf and on behalf of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, hereby release and forever discharge LifeCare and all of its affiliates (as that term is defined in the Agreement) and all of their respective past, present and future direct and indirect officers, directors, trustees, shareholders, employees, agents, general and limited partners, members, managers, joint venturers, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from any and all causes of action, rights and claims of any type or description, known or unknown, which I have had in the past, now have, or might now have, through the date of my signing of this Release of Claims, in any way resulting from, arising out of or connected with my employment by LifeCare or any of its affiliates or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement (including without limitation Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, and the fair employment practices laws of the state or states in which I have been employed by LifeCare or any of its affiliates, each as amended from time to time).

Excluded from the scope of this Release of Claims is any claim arising under the terms of the Agreement after the effective date of this Release of Claim.

In signing this Release of Claims, I acknowledge my understanding that I may not sign it prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one (21) days (or such longer period as LifeCare may specify) from the later of the date my employment with LifeCare terminates or the date I receive this Release of Claims. I also acknowledge that I am advised by LifeCare and its affiliates to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms.

[Remainder of Page Intentionally Left Blank]

I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims or the Agreement. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chair of the Board at its principal place of business and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it.

Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below:

[NOT EXECUTED UNLESS EMPLOYEE LEAVES LIFECARE—Not at time of signing employment contract]

Signature:

Name (please print):

Date Signed: